Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2019 relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. and subsidiaries (the “Company”), and of our report dated February 14, 2019 relating to the effectiveness of internal control over the Company’s financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

San Francisco, California
May 10, 2019